Exhibit 99.1
Contact:   Karin Demler: (615) 263-3005
CORRECTIONS CORPORATION OF AMERICA ANNOUNCES
THIRD QUARTER 2007 FINANCIAL RESULTS WITH EPS UP 23.8% TO $0.26
— INCREASES FULL-YEAR GUIDANCE
NASHVILLE, Tenn. — November 8, 2007 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, today announced its financial results for the three- and nine-month periods ended September 30, 2007.
Financial Review
Third Quarter of 2007 Compared with Third Quarter of 2006
•	Net income increased 27.6% to $33.3 million from $26.1 million

•	Net income per diluted share increased 23.8% to $0.26 from $0.21

•	EBITDA increased 17.1% to $86.8 million from $74.1 million

•	Adjusted Free Cash Flow increased 23.5% to $55.1 million from $44.6 million
Financial results for the third quarter were positively impacted by an increase in compensated man-days as demand and utilization of additional prison beds continued from both federal and state customers. Management revenue from federal customers increased 13.2% to $151.4 million during the third quarter of 2007 from $133.7 million during the third quarter of 2006. This increase was primarily the result of a new contract with Immigration and Customs Enforcement (“ICE”) at our Stewart Detention Center that became effective in October 2006. We also experienced an increase in revenue from the U.S. Marshals Service (“USMS”) resulting from increases in inmate populations at several of our facilities, as well as from per diem increases obtained on federal contracts.
Management revenue from state customers increased by 12.4% to $185.2 million during the third quarter 2007 from $164.7 million for the same period in 2006. The increase in state revenue from the prior year quarter was primarily due to additional inmates we received from the states of California and Arizona pursuant to new contract awards, increases in inmate populations from several other existing state customers, and an increase in average per diem rates.
Total portfolio occupancy increased to 98.1% during the third quarter of 2007 from 94.6% during the third quarter of 2006, with compensated man-days increasing 8.2%, to 6.8 million from 6.3 million. Total portfolio occupancy increased from the third quarter of 2006 despite placing into service nearly 3,000 new beds due to the completion of several expansion and development projects during 2007.
Adjusted Free Cash Flow increased 23.5% to $55.1 million during the third quarter of 2007 from $44.6 million generated during the same period in 2006. Adjusted Free Cash Flow increased as a result of improved operating performance, partially offset by a $5.9 million increase in income tax
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA 2007 Third Quarter Financial Results

payments. As we previously disclosed, during 2006 we generated sufficient taxable income to utilize our remaining federal net operating loss carryforwards. As a result, we expect to pay approximately $50.0 million in taxes for 2007, compared with $13.7 million in 2006.
The improvement in financial results was net of approximately $1.2 million of transportation costs we incurred primarily to relocate Hawaiian inmates from our Tallahatchie and Diamondback facilities to our new Saguaro Correctional Facility in Eloy, Arizona, and to refill the vacated beds at Tallahatchie and Diamondback with inmates transported from the states of California and Arizona, respectively. Our financial results were also negatively impacted by a deterioration in profitability of an additional $1.4 million at the Tallahatchie facility during the third quarter of 2007 compared with the third quarter of 2006, as we increased staffing levels to accommodate additional inmates expected from the state of California. Third quarter results were also negatively impacted by the hiring of additional staff and other start-up expenses incurred in advance of filling new beds at several facilities, including Saguaro, North Fork, Bay Correctional, and Gadsden. We expect to continue to incur such expenses at other facilities as additional expansion and development projects commence operations.
Commenting on the financial results, President and CEO John Ferguson stated, “We are pleased with our third quarter financial results as our earnings continued to benefit from higher inmate populations and significant utilization of new capacity brought online since last year. Additionally, we are pleased with the rapid utilization of vacated beds at our Diamondback and Tallahatchie facilities due largely to our dedicated and professional staff.”
“We continue to move forward on our development and expansion efforts as evidenced by our recent announcement of the development of our new 3,060-bed facility for our new contract with the state of California, and we continue to pursue additional expansion and development opportunities to stay ahead of the increasing demand from many of our customers.”
First Nine Months of 2007 Compared with First Nine Months of 2006
•	Net income increased 34.6% to $98.4 million from $73.1 million

•	Net income per diluted share increased 31.7% to $0.79 from $0.60

•	EBITDA, excluding a refinancing charge during the first quarter of 2006, (“Adjusted EBITDA”) increased 21.2% to $256.1 million from $211.3 million

•	Adjusted Free Cash Flow, which does not include the refinancing charge during 2006, increased 20.8% to $159.0 million from $131.6 million
Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
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CCA 2007 Third Quarter Financial Results

Operations Highlights
For the quarters ended September 30, 2007 and 2006, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended September 30,
Metric	2007	2006	% Change
Average Available Beds	75,328	72,259	4.2%
Average Compensated Occupancy	98.1%	94.6%	3.7%
Total Compensated Man-Days	6,799,140	6,286,530	8.2%
Average Daily Compensated Population	73,904	68,332	8.2%

Revenue per Compensated Man-Day	$55.06	$52.86	4.2%
Operating Expense per Compensated Man-Day:
Fixed	29.37	28.59	2.7%
Variable	9.99	9.91	0.8%

Total	39.36	38.50	2.2%

Operating Margin per Compensated Man-Day	$15.70	$14.36	9.3%

Operating Margin	28.5%	27.2%	4.8%
Operating margins increased to 28.5% during the third quarter of 2007 from 27.2% during the third quarter of 2006. The increase in operating margins from the prior year period was substantially the result of higher inmate populations, including most notably the commencement of management contracts with ICE at our Stewart facility, the state of California at our Florence, Tallahatchie and West Tennessee facilities and the state of Arizona at our Diamondback facility.
Total revenue for the third quarter of 2007 increased 12.4% to $379.9 million from $337.9 million during the same period in 2006, as total compensated man-days increased to 6.8 million from 6.3 million, and as revenue per compensated man-day increased to $55.06 from $52.86. Average compensated occupancy for the three months ended September 30, 2007 increased to 98.1% from 94.6% for the three months ended September 30, 2006.
Fixed expenses per compensated man-day increased 2.7% to $29.37 during the third quarter of 2007 compared with $28.59 per compensated man-day during the same period in 2006. The increase was primarily the result of a 2.7% increase in salaries and benefits per compensated man-day. In addition to general inflationary increases in salaries and benefits, we incurred start-up expenses as we ramped-up operations at our Saguaro, Tallahatchie, North Fork, Bay Correctional and Gadsden facilities. The increases in salaries and benefits per compensated man-day were partially offset by leveraging salaries and benefits over a larger inmate population across our portfolio.
Variable expenses increased slightly to $9.99 per compensated man-day during the third quarter of 2007 from $9.91 per compensated man-day during the third quarter of 2006. The increase in variable expenses per compensated man-day was primarily due to general inflationary increases, partially offset by a decrease in expenses related to legal proceedings in which we are involved and a modest decrease in inmate medical expenses primarily resulting from entering into new management contracts that limit our exposure to medical claims.

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CCA 2007 Third Quarter Financial Results

Financing Transaction
In September 2007, we successfully expanded the borrowing capacity under our revolving credit facility by $100.0 million, from $150.0 million to $250.0 million. All other terms of the revolving credit facility remain the same. We expect to utilize the additional borrowing capacity to fund expansion and development projects.
Business Development Update
In August 2007, we entered into an agreement with the Idaho Department of Corrections to house an initial population of 120 inmates from the state of Idaho at our North Fork Correctional Facility in Sayre, Oklahoma. At November 1, 2007, we housed 120 Idaho inmates at the North Fork facility.
In October 2007, we entered into a new agreement with the State of California Department of Corrections and Rehabilitation (“CDCR”) for the housing of up to 7,772 inmates from the state of California. The new contract replaces and supersedes the previous contract CCA had with the CDCR, which provided housing for up to 5,670 inmates. Additionally, we announced that we would begin construction of the new 3,060-bed La Palma Correctional Center located in Eloy, Arizona, which we believe will be fully utilized by the CDCR.
We expect to complete construction of the new La Palma Correctional Center during the second quarter of 2009 at an estimated total cost of $205.0 million. However, we expect to open a portion of the new facility to begin receiving inmates from the state of California during the third quarter of 2008, with the continued receipt of California inmates through completion of construction, as phases of the facility become available.
We currently expect that we will ultimately provide the CDCR up to 960 beds at our Florence facility, 80 beds at our West Tennessee facility, 2,592 beds at our Tallahatchie facility, 1,080 beds at our North Fork facility and 3,060 beds at our new La Palma facility, with the final transfer from California occurring during the second quarter of 2009. At November 1, 2007, we housed approximately 1,700 California inmates at our West Tennessee, Florence and Tallahatchie facilities.

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CCA 2007 Third Quarter Financial Results

Facility Development Update
Facilities Currently Under Development or Expansion
Based upon our expectation of increased demand for bed capacity on behalf of a number of state and federal agencies, we expect to complete the following expansion and development projects:

		Total Bed
		Capacity		Estimated
Facilities Under Expansion	Expansion	Following	Estimated	Cost		Potential
or Development	Beds	Expansion	Completion	(in millions)		Customer(s)
North Fork Correctional Facility, Oklahoma	960	2,400	Q4 2007	$55.0		California (1) and/ or Various States

Tallahatchie County Correctional	720		Q4 2007
Facility, Mississippi	848	2,672	Q2 2008	93.0		California (1)

Eden Detention Center, Texas	129	1,422	Q1 2008	20.0	(2)	BOP (1)

Bent County Correctional Facility, Colorado	720	1,420	Q2 2008	44.0		Colorado (1)

Kit Carson Correctional Center, Colorado	720	1,488	Q1 2008	44.0		Colorado (1)

Leavenworth Detention Center, Kansas	266	1,033	Q2 2008	22.5		USMS (1)

Cimarron Correctional Facility, Oklahoma	660	1,692	Q3 2008	45.0		Various States

Davis Correctional Facility, Oklahoma	660	1,670	Q3 2008	45.0		Various States

Adams County Correctional Center, Mississippi	1,668	1,668	Q4 2008	105.0		Federal or Various States

La Palma Correctional Center, Arizona	3,060	3,060	Q3 2008 — Q2 2009	205.0		California

Total	10,411			$678.5

(1)	We currently have contracts in place with the stated customers to occupy these facilities; however, the contracts do not provide a guarantee of utilization.
(2)	The total estimated cost is for a renovation of the existing facility which will result in 129 additional beds.
In addition to the above listed projects, we continue to pursue additional development and expansion opportunities in order to satisfy increasing demand from existing and potential customers. We believe we have the ability to fund our current development activity with cash on hand, investments, availability under our $250.0 million revolving credit facility, and cash generated from operations. However, we are currently evaluating financing alternatives that could increase the amount of debt capital to fund additional expansion and development opportunities we are pursuing.

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CCA 2007 Third Quarter Financial Results

Expansions or Developments Completed during 2007

	Expansion
Expansions or New Facilities Completed	Beds	Completed	Customer(s)
Citrus County Detention Facility, Florida	360	Q1 2007	Citrus County

Crossroads Correctional Center, Montana	96	Q1 2007	State of Montana and USMS

Saguaro Correctional Facility, Arizona	1,896	Q2 2007	State of Hawaii

Gadsden Correctional Institution, Florida	384	Q3 2007	State of Florida

Bay Correctional Facility, Florida	235	Q3 2007	State of Florida

Total	2,971

Guidance
The Company expects diluted earnings per share (“EPS”) for the fourth quarter of 2007 to be in the range of $0.26 to $0.28, resulting in full year EPS to be in the range of $1.04 to $1.06, an increase from full year guidance previously issued of $1.01 to $1.05.
During 2007, we expect to invest approximately $369.8 million in capital expenditures, consisting of approximately $317.5 million in prison construction and expansions that have been previously announced, $35.7 million in maintenance capital expenditures and $16.6 million in information technology.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the third quarter of 2007. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
Management may meet with investors from time to time during the fourth quarter of 2007. Written materials used in the investor presentations will also be available on our website beginning on or about November 13, 2007. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 3:00 p.m. eastern time (2:00 p.m. central time) today, to discuss our 2007 third quarter and nine month financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available today at 6:00 p.m. eastern time through 11:59 p.m. eastern time on November 15, 2007, by dialing 888-203-1112, pass code 1084705.

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CCA 2007 Third Quarter Financial Results

About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 41 company-owned facilities, with a total design capacity of over 75,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; and (vi) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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CCA 2007 Third Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	September 30,	December 31,
ASSETS	2007	2006
Cash and cash equivalents	$89,443	$29,029
Investments	76,035	82,830
Accounts receivable, net of allowance of $3,565 and $2,261 respectively	215,981	237,382
Deferred tax assets	11,573	11,655
Prepaid expenses and other current assets	17,538	17,554
Current assets of discontinued operations	416	966

Total current assets	410,986	379,416

Property and equipment, net	1,974,629	1,805,052

Restricted cash	6,430	11,826
Investment in direct financing lease	14,755	15,467
Goodwill	15,246	15,246
Other assets	22,567	23,807
Non-current assets of discontinued operations	—	46

Total assets	$2,444,613	$2,250,860

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$216,107	$160,522
Income taxes payable	3,500	2,810
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	237	760

Total current liabilities	220,134	164,382

Long-term debt, net of current portion	975,750	975,968
Deferred tax liabilities	29,466	23,755
Other liabilities	40,596	37,074

Total liabilities	1,265,946	1,201,179

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 124,051 and 122,084 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	1,241	1,221
Additional paid-in capital	1,560,378	1,527,608
Retained deficit	(382,952)	(479,148)

Total stockholders’ equity	1,178,667	1,049,681

Total liabilities and stockholders’ equity	$2,444,613	$2,250,860

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CCA 2007 Third Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
REVENUE:
Management and other	$378,733	$336,874	$1,090,230	$974,309
Rental	1,187	1,061	3,375	3,146

	379,920	337,935	1,093,605	977,455

EXPENSES:
Operating	274,946	247,728	783,315	719,813
General and administrative	18,362	16,379	54,497	46,717
Depreciation and amortization	20,074	17,411	57,272	49,387

	313,382	281,518	895,084	815,917

OPERATING INCOME	66,538	56,417	198,521	161,538

OTHER EXPENSES (INCOME):
Interest expense, net	13,249	14,825	40,838	44,503
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982
Other income	(200)	(299)	(281)	(413)

	13,049	14,526	40,557	45,072

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	53,489	41,891	157,964	116,466

Income tax expense	(20,234)	(15,643)	(59,537)	(43,196)

INCOME FROM CONTINUING OPERATIONS	33,255	26,248	98,427	73,270

Loss from discontinued operations, net of taxes	—	(118)	—	(183)

NET INCOME	$33,255	$26,130	$98,427	$73,087

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.27	$0.22	$0.81	$0.61
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.27	$0.22	$0.81	$0.61

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.26	$0.21	$0.79	$0.60
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.26	$0.21	$0.79	$0.60

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CCA 2007 Third Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months Ended		For the Nine Months
	September 30,		Ended September 30,
	2007	2006	2007	2006
Pre-tax income	$53,489	$41,773	$157,964	$116,283
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982
Income taxes paid	(9,655)	(3,746)	(31,331)	(6,790)
Depreciation and amortization	20,074	17,411	57,272	49,387
Depreciation and amortization for discontinued operations	—	127	—	180
Income tax (benefit) expense for discontinued operations	—	(70)	—	(107)
Stock-based compensation reflected in G&A expenses	1,579	1,135	4,618	3,704
Amortization of debt costs and other non-cash interest	969	1,070	2,972	3,396
Maintenance and technology capital expenditures	(11,353)	(13,111)	(32,458)	(35,478)

Adjusted Free Cash Flow	$55,103	$44,589	$159,037	$131,557

CALCULATION OF ADJUSTED EBITDA

	For the Three Months Ended		For the Nine Months
	September 30,		Ended September 30,
	2007	2006	2007	2006
Net income	$33,255	$26,130	$98,427	$73,087
Interest expense, net	13,249	14,825	40,838	44,503
Depreciation and amortization	20,074	17,411	57,272	49,387
Income tax expense	20,234	15,643	59,537	43,196
Loss from discontinued operations, net of taxes	—	118	—	183

EBITDA	$86,812	$74,127	$256,074	$210,356
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982

Adjusted EBITDA	$86,812	$74,127	$256,074	$211,338

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
EBITDA, Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, and Adjusted free cash flow) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.

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CCA 2007 Third Quarter Financial Results

The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of Adjusted EBITDA, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA, Adjusted EBITDA and Adjusted free cash flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EBITDA, Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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